EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION ANNOUNCES SECOND QUARTER 2006 RESULTS
Results reflect solid operating performance and profits from development business
SAN FRANCISCO, July 11, 2006 — AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported results for the second quarter and first six months of 2006.
For the quarter ended June 30, 2006, funds from operations per fully diluted share and unit (“FFOPS”) was $0.87, as compared to $0.55 for the second quarter of 2005. For the six months ended June 30, 2006, FFOPS was $1.39, as compared to $1.09 for the same period in 2005. The quarter and year-to-date FFOPS results exceeded the high end of the company’s previous guidance by $0.14 per share, primarily as a result of better than expected profitability on the assets sold or contributed during the quarter of $0.49 per share, partially offset by $0.06 per share of impairment charges.
Net income available to common stockholders per share (“EPS”) for the second quarter of 2006 was $0.80, as compared to $0.45 for the second quarter of 2005, primarily due to increased levels of development profits and gains from dispositions of operating properties. EPS for the six months ended June 30, 2006, was $1.06 as compared to $0.97 for the same period in 2005.
Operating Results
AMB’s industrial operating portfolio occupancy was 95.4% at June 30, 2006, up 70 basis points from March 31, 2006, and 90 basis points from June 30, 2005. Cash-basis same store net operating income in the second quarter of 2006 increased 3.0% over the same period in 2005. When the effects of lease termination fees are excluded from this metric, the increase was 2.9%. The increase was due, in part, to a higher average occupancy rate in the same store portfolio. In the second quarter, rents on lease renewals and rollovers in AMB’s operating portfolio declined 0.9% — the lowest quarterly decline since the second quarter of 2002 — as compared to an 11.5% decline in the prior quarter and a 14.6% decline in the second quarter of 2005.
Hamid R. Moghadam, AMB chairman and CEO, said, “AMB’s global platform is producing meaningful results for our customers and shareholders. Our strong quarterly results reflect the continuing improvement of nearly all our global target markets and demonstrate AMB’s significant value creation abilities. In fact, the second quarter was the most profitable quarter ever for our development business, with the notable contribution of AMB Ohta Distribution Center in central Tokyo.”
Investment Activity
New development and renovation starts in the quarter totaled more than 2.0 million square feet in four projects in the U.S., Japan and China with an estimated total investment of $134.6 million. Included is a 1.0 million square foot, three-building project in Shanghai, China, that is fully pre-committed. AMB’s industrial development and renovation pipeline totals 47 projects of approximately 14.2 million square feet globally with an estimated total investment of $1.1 billion scheduled for delivery through the second quarter of 2008. Deliveries slated though the end of 2006 are 78% preleased or under contract for sale.
AMB placed three industrial development projects into operations during the second quarter of 2006. The buildings, located in the U.S. distribution markets of Washington D.C. and Los Angeles, total approximately 451,000 square feet and were completed for an aggregate investment of $52.5 million.
The company’s development business includes projects for sale to third parties, or contribution of stabilized properties to affiliated private capital funds. During the second quarter, AMB contributed AMB Ohta Distribution Center, a 790,000 square foot industrial facility located in Tokyo, to its AMB Japan Fund I, and Encino Distribution Center, a 581,000 square foot industrial facility located in Mexico City, to its Mexico fund, AMB-SGP Mexico.
During the second quarter, AMB acquired approximately 2.5 million square feet of distribution facilities in 27 buildings at a total acquisition cost of approximately $246.8 million. The acquisitions expand the company’s presence in four North American target markets and in Paris, France.
AMB’s president, W. Blake Baird, commented, “The second quarter was a watershed for our global platform. Our operating portfolio outside the U.S. now accounts for more than 10% of our annual revenue, on track to meet our goal of 15% by the end of 2007. In Tokyo, we contributed to our Japan Fund the largest development in the company’s history. In Shanghai, we began a 1.0 million square foot development for a target global customer, and our development pipeline, including what could be developed from our land bank not yet under construction, exceeds $2.5 billion.”
In the second quarter, AMB completed opportunistic sales of eight operating buildings that no longer fit the company’s strategy. In the aggregate, the buildings comprised approximately 531,000 square feet and represented approximately $37.1 million in gross disposition proceeds.
Organizational Update
With the post-quarter acquisition of the 50% of AMB BlackPine that the company did not previously own, AMB has combined the operations of AMB BlackPine with its wholly-owned Japanese subsidiary, AMB Property Japan, creating a unified platform from which AMB will continue to develop, lease, acquire and operate industrial real estate in Japan. The newly integrated entity will operate as AMB Property Japan, with a combined workforce in Tokyo, Osaka, and Nagoya of 47 persons, 43 of whom are Japanese nationals.
Promotions and Addition of Company Officers
The company announced eight officer promotions effective July 1, 2006. In North America, Jim McGill has been promoted to senior vice president, and Al Kalmbach, Will O’Donnell, and Marc Sances have been promoted to vice president. In Europe, Arthur Tielens has been promoted to senior vice president, and Paul Van Riemsdijk has been promoted to vice president. In Asia, Fritz Wyler has been promoted to senior vice president, and Richard Xia has been promoted to vice president.
Commenting on these promotions, Mr. Moghadam said, “We believe our global customers will benefit from the talents and ongoing contributions of these proven officers. I’m proud of their accomplishments and commitment to helping create superior total returns for our investors and enduring excellence for AMB.”

In addition, Anthony Chiarello has joined AMB, in its New Jersey office, as senior vice president, Customer Development. Mr. Chiarello most recently served as president of Hudd Distribution Services, Inc., a Maersk Logistics company. Previously, he was president of Maersk Logistics USA Inc.
Supplemental Earnings Measures
AMB reports fund from operations per fully diluted share and unit in accordance with the standards established by the National Association of Real Estate Investment Trusts. Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFOPS is a useful supplemental measure of operating performance, ways in which investors might use FFOPS when assessing the company’s financial performance and FFOPS’s limitations as a measurement tool. Reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.
The company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the company considers same store net operating income (SSNOI) to be a useful supplemental measure of its operating performance. Properties that are considered part of the same store pool include all properties that were owned as of the end of both the current and prior year reporting periods and exclude development properties for both the current and prior reporting periods. The same store pool is set annually and excludes properties purchased and developments stabilized after December 31, 2004. The same store pool includes the Park One parking lot in Los Angeles, California. In deriving SSNOI, the company defines NOI as rental revenues (as calculated in accordance with GAAP), including reimbursements, less straight-line rents, property operating expenses and real estate taxes. The company excludes straight-line rents in calculating SSNOI because the company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the company believes that SSNOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SSNOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SSNOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact its results from operations. Further, the company’s computation of SSNOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SSNOI.
Conference Call and Supplemental Information
The company will host a conference call to discuss the quarterly results on Wednesday, July 12, 2006 at 1:00 p.m. EDT/10:00 a.m. PDT. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 877 447 8218 (from the U.S. and Canada) or +1 706 643 7823 (from all other countries) and entering reservation code 2323595. A webcast can be accessed through a link titled “Q2 2006 Earnings Conference Call” located on the home page of the company’s website at www.amb.com. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 p.m. PDT on Wednesday, July 12, 2006 until 5:00 p.m. PDT on Wednesday, August 9, 2006. The telephone replay can be accessed by dialing +1 800 642 1687 (U.S. and Canada) or +1 706 645 9291 (all other countries), with the reservation code 2323595 or by webcast through the link on the company’s website at www.amb.com.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Tuesday, July 18, 2006 by 5:00 p.m. PDT.
AMB Property Corporation®. Local partner to global trade.™
AMB Property Corporation® is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of June 30, 2006, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 122 million square feet (11 million square meters) and 1,094 buildings in 41 markets within eleven countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 415 394 9000.
Some of the information included in this press release contains forward-looking statements, such as those related to total expected investments in acquisitions and developments; size and timing of deliveries and total investments in development projects; and use of private capital funds for planned investment activity, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, re-financing risks, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, changes in general economic conditions or in the real estate sector, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a downturn in the U.S., California, or the global economy, risks related to doing business internationally, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2005.
AMB CONTACT

Margan S. Mitchell
Vice President, Corporate Communications
Direct	+1 415 733 9477
Fax	+1 415 477 2177
Email	mmitchell@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	June 30, 2006	March 31, 2006	December 31, 2005
Assets
Investments in real estate:
Total investments in properties	$7,376,322	$6,913,524	$6,798,294
Accumulated depreciation	(774,528)	(736,760)	(697,388)

Net investments in properties	6,601,794	6,176,764	6,100,906
Investments in unconsolidated joint ventures	123,107	118,472	118,653
Properties held for contribution, net	71,981	266,311	32,755
Properties held for divestiture, net	46,857	31,201	17,936

Net investments in real estate	6,843,739	6,592,748	6,270,250
Cash and cash equivalents	231,912	168,007	267,233
Mortgages and loans receivable	18,816	21,589	21,621
Accounts receivable, net	127,528	148,907	178,682
Other assets	114,371	112,312	64,953

Total assets	$7,336,366	$7,043,563	$6,802,739

Liabilities and Stockholders’ Equity
Secured debt	$1,824,468	$1,917,805	$1,912,526
Unsecured senior debt	1,051,249	950,937	975,000
Unsecured credit facilities	909,952	734,110	490,072
Other debt	88,217	63,543	23,963
Accounts payable and other liabilities	254,223	249,149	263,744

Total liabilities	4,128,109	3,915,544	3,665,305
Minority interests:
Joint venture partners	950,209	899,658	853,643
Preferred unitholders	189,964	200,986	278,378
Limited partnership unitholders	89,717	87,973	89,114

Total minority interests	1,229,890	1,188,617	1,221,135
Stockholders’ equity:
Common equity	1,803,036	1,764,071	1,740,751
Preferred equity	175,331	175,331	175,548

Total stockholders’ equity	1,978,367	1,939,402	1,916,299

Total liabilities and stockholders’ equity	$7,336,366	$7,043,563	$6,802,739

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Rental revenues	$175,330	$154,370	$351,234	$307,204
Private capital income	4,943	3,438	10,049	6,756

Total revenues	180,273	157,808	361,283	313,960

Costs and expenses
Property operating costs	(44,883)	(39,916)	(90,400)	(79,500)
Depreciation and amortization	(44,088)	(37,764)	(87,162)	(72,636)
Impairment losses	(5,394)	—	(5,394)	—
General and administrative	(25,144)	(20,111)	(47,998)	(38,060)
Other expenses (1)	296	792	(241)	(738)
Fund costs	(479)	(380)	(1,093)	(744)

Total costs and expenses	(119,692)	(97,379)	(232,288)	(191,678)

Other income and expenses
Equity in earnings of unconsolidated joint ventures (2)	8,278	7,188	10,366	8,430
Other income (1)	1,933	1,667	4,998	1,804
Gains from dispositions of real estate, net	—	17,622	—	18,923
Development profits, net of taxes	45,698	1,975	46,372	19,924
Interest expense, including amortization	(44,075)	(37,186)	(83,800)	(74,011)

Total other income and expenses	11,834	(8,734)	(22,064)	(24,930)

Income from operations before minority interests	72,415	51,695	106,931	97,352

Minority interests’ share of income:
Joint venture partners’ share of income	(9,060)	(8,893)	(17,731)	(18,242)
Joint venture partners’ share of development profits	(1,619)	(284)	(1,651)	(10,120)
Preferred unitholders	(4,024)	(5,368)	(9,025)	(10,736)
Limited partnership unitholders	(495)	(849)	(1,311)	(1,379)

Total minority interests’ share of income	(15,198)	(15,394)	(29,718)	(40,477)

Income from continuing operations	57,217	36,301	77,213	56,875

Discontinued operations:
Income (loss) attributable to discontinued operations, net of minority interests	1,063	(882)	1,630	(2,634)
Gain from disposition of real estate, net of minority interests	17,073	5,370	24,087	33,315

Total discontinued operations	18,136	4,488	25,717	30,681

Net income	75,353	40,789	102,930	87,556
Preferred stock dividends	(3,095)	(1,783)	(6,191)	(3,566)
Preferred unit redemption discount/(issuance costs)	77	—	(1,020)	—

Net income available to common stockholders	$72,335	$39,006	$95,719	$83,990

Net income per common share (diluted)	$0.80	$0.45	$1.06	$0.97

Weighted average common shares (diluted)	90,135,659	87,076,011	90,147,493	86,845,858

(1)	Includes changes in liabilities and assets associated with the Company’s deferred compensation plan.

(2)	Includes gains on sale of operating assets of $7.7 million, $8.3 million, $4.8 million and $5.0 million, respectively, for the three and six months ended June 30, 2006 and 2005.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$75,353	$40,789	$102,930	$87,556
Gains from disposition of real estate, net of minority interests	(17,073)	(22,992)	(24,087)	(52,238)
Depreciation and amortization:
Total depreciation and amortization	44,088	37,764	87,162	72,636
Discontinued operations’ depreciation	350	7,166	544	16,416
Non-real estate depreciation	(1,068)	(802)	(2,068)	(1,547)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	9,060	8,893	17,731	18,242
Limited partnership unitholders’ minority interests (Net income)	495	849	1,311	1,379
Limited partnership unitholders’ minority interests (Development profits)	2,208	94	2,240	552
Discontinued operations’ minority interests (Net income)	(110)	2,025	(214)	4,180
FFO attributable to minority interests	(21,748)	(24,103)	(42,183)	(47,690)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(8,278)	(7,188)	(10,366)	(8,430)
AMB’s share of FFO	2,096	4,469	5,305	7,216
AMB’s share of development profits, net	—	5,441	—	5,441
Preferred stock dividends	(3,095)	(1,783)	(6,191)	(3,566)
Preferred unit redemption discount (issuance costs)	77	—	(1,020)	—

Funds from operations	$82,355	$50,622	$131,094	$100,147

FFO per common share and unit (diluted)	$0.87	$0.55	$1.39	$1.09

Weighted average common shares and units (diluted)	94,520,866	91,795,834	94,534,263	91,566,987

(1)	Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.